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                                  EXHIBIT 99.1


                 ROD DORSEY RESIGNS AS CFO OF PREDICTIVE SYSTEMS

      Berry Sethi, former VP of Finance, Rejoins the Company as Acting CFO

New York, NY, May 13 - Predictive Systems (NASDAQ: PRDS), a leading network infrastructure and security consulting firm, today announced that Rod Dorsey, its Chief Financial Officer, resigned in order to pursue other interests. Berry (Neeraj) Sethi, who was the company's top financial officer prior to Mr. Dorsey joining the company in September 1999, has agreed to rejoin the company as acting CFO while a search is conducted for a permanent replacement.

"Rod contributed to our success as a company, including our successful public offering in 1999," commented Andy Zimmerman, CEO of Predictive Systems. "We are fortunate to have Berry return to Predictive. With his long history with the company, keen business and financial acumen, I'm confident that he will not only continue to build on our success, but be an effective member of my management team and ensure a smooth transition."

Mr. Sethi originally joined Predictive Systems as vice president of Finance in 1995 upon the founding of the company. Mr. Sethi was instrumental in taking the company from startup mode to a public company. Since leaving the company in 2001, Mr. Sethi has been a financial consultant to various companies and financial institutions, including Predictive Systems.

About Predictive Systems

Predictive Systems, Inc. (NASDAQ: PRDS) is a leading consulting firm focused on building, optimizing, and securing high-performance infrastructures to increase operational efficiency, mitigate risk, and empower the business initiatives of Fortune 1000 companies. The firm's Global Integrity Services unit provides professional information security consulting and managed security services to protect the critical assets of its clients. Predictive Systems' BusinessFirst(TM) approach maps technology solutions to business goals, and delivers measurable results. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in Germany, the Netherlands, and the UK. For additional information, please contact Predictive Systems at 800-770-4958 or visit www.predictive.com.

Predictive Systems, the Predictive Systems logo, BusinessFirst, and Global Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.

This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports and other documents filed from time to time with the Securities and Exchange Commission.

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